Exhibit 10.3

October 29, 2002

Mr. Peter Goodwin
2329 Edgemere Lake Circle
Marietta, Georgia
U.S.A. 30062

Dear Peter:

     This letter (the “Agreement”) shall serve to set forth our mutual understanding and agreement as at October 29, 2002 (the “Effective Date”) regarding your continued employment as President, Zemex Industrial Minerals (“Zemex Industrial”) which is a subsidiary of Zemex Corporation (the “Corporation”), pursuant to the following terms and conditions:

1.	Definitions. Unless otherwise defined herein, capitalized terms have the meaning set out in Schedule “A” annexed to this Agreement.

2.	Term. This Agreement and your employment shall continue from the Effective Date for an indefinite term unless terminated in accordance with the terms and conditions set forth in this Agreement.

3.	Duties. Subject always to the control and direction of the Chief Executive Officer of the Corporation in accordance with the Corporation’s corporate governance practices from time to time, you shall:

(a)	faithfully serve Zemex Industrial and carry out those responsibilities as are necessary to perform the functions associated with the position of President, Zemex Industrial;

(b)	devote all of your working time, skill, experience and attention to carry out the responsibilities consistent with the position of President, Zemex Industrial and not at any time engage in conduct which would significantly interfere with the performance of your duties or which would constitute a conflict with the interest of the Corporation or its Subsidiaries;

(c)	comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies; comply with the Corporation’s rules, procedures, policies, requirements and directions; and not engage in any other business or employment without the written consent of the Chief Executive Officer of the Corporation, except as otherwise specifically provided herein, it is being understood that the management of your personal investment and affairs not relating to the business shall not contravene your obligations under this Agreement.

4.	Remuneration. As compensation for the performance of your duties hereunder:

(a)	the Corporation shall cause to be paid to you a salary at the rate of U.S.$225,000.00 per annum (the “Base Salary”), payable semi-monthly in arrears less those deductions, withholdings or contributions which are required by law. Your Base Salary shall be reviewed by the Chief Executive Officer of the Corporation from time to time and may be increased by such amount as the Chief Executive Officer of the Corporation in his sole discretion shall determine; and

(b)	you shall be entitled to participate in any incentive compensation plan which is implemented by the Corporation in the manner and to the extent that senior executives of the Corporation or its Subsidiaries are permitted to participate as determined by the Chief Executive Officer of the Corporation and the Board.

5.	Expenses. The Corporation shall reimburse you for all out-of-pocket expenses reasonably and properly incurred by you in connection with your duties hereunder, provided that you shall furnish in a timely manner to the Corporation statements and reports for all such expenses.

6.	Benefits. You shall be entitled to continue to participate in all of the employee Benefit Plans for senior management of Zemex Industrial resident in the United States in effect from time to time in accordance with the terms of such Benefit Plans. It is understood and agreed that the Benefit Plans may be amended by the Corporation from time to time. Your vacation entitlement will continue to be covered by company policy in effect as of the Effective Date.

7.	Stock Options. In addition to any Options held by you as at the Effective Date, you shall be eligible for consideration to participate in and receive Options pursuant to the Stock Option Plan and any other share compensation arrangements of the Corporation in effect from time to time in which senior management of the Corporation or its Subsidiaries resident in the United States are generally eligible to participate.

8.	Pension and Supplemental Pension Arrangement. In addition to your continued participation in the Zemex U.S. Corporation’s pension plan, in accordance with the terms thereof, as such may be amended from time to time, you will be eligible for Supplemental Pension Benefits in accordance with the terms of the Supplemental Pension Agreement set out in Schedule “B”.

9.	Termination

9.1	Your employment hereunder may be terminated by either the Corporation or by you, as the case may be, exercised by notice in writing at any time upon the happening of any of the following events, in which event your employment shall terminate upon the date specified in such notice:

(a)	by the Corporation for Cause;

(b)	by the Corporation in the event of your death;

(c)	by the Corporation without Cause (and other than for the circumstances in paragraph 9.1(b) or 9.1(d) or 9.1(e) or 9.2), in which case you will receive the following:

(i)	a lump sum equivalent to eighteen (18) months Base Salary payable at the date of termination (the “Notice Period”);

(ii)	an amount in lieu of the value of any bonus contemplated under paragraph 4(b) that you would have earned had you been employed for the length of the Notice Period (such amount to be determined based on the greater of the bonus compensation earned by you in the previous completed year and the Corporation’s reasonable forecast of the value of such bonus as if you had actually been employed throughout the said Notice Period);

(iii)	continuation, during the Notice Period or until such time as you secure alternate comparable benefits, of your participation in the Benefit Plans (excluding short-term disability, long-term disability and life insurance benefits which shall cease on the date of termination) in which you participated at the date of termination or if a plan or program does not permit the continuance of all or some of the benefits for some or all of the Notice Period, the Corporation shall make other arrangements at its own expense to make substantially similar benefits available to you. The Corporation’s obligation hereunder is conditional on you continuing to pay your share, if any, of the premiums;

(iv)	all Options will vest immediately upon the date of termination and will cease to be exercisable at the later of the expiry date of the Option or the end of the Notice Period provided that the maximum term of any such Option shall not exceed the period permitted by the Stock Option Plan; and,

(v)	entitlement to suitable outplacement counselling services selected by the Corporation for which the Corporation shall pay reasonable costs, up to a maximum of 10% of your annual Base Salary in effect immediately prior to your dismissal. Notwithstanding the foregoing provisions of this Section 9.1(c)(v), at your option, the cost to the Corporation of such outplacement counselling services shall be converted to a lump sum amount and shall be paid to you immediately.

(d)	by the Corporation, in the event of your Disability, in which case, you shall be entitled, to the extent you continue to qualify, to receive the long term disability benefits for executives of the Corporation in effect at such time in lieu of any other compensation whatsoever, together with all amounts owing to the effective date of termination; or

(e)	by you, by giving three (3) month’s written notice to the Corporation.

9.2	In lieu and not in addition to the termination payments and benefits provided in paragraph 9.1 herein, if a Change in Control occurs and if, a Triggering Event occurs on or before the Expiry Date, you shall be entitled to elect to terminate your employment with the Corporation and to receive the following:

(a)	an amount equal to 200% of your annual Base Salary in effect immediately prior to the Triggering Event;

(b)	200% of the average of the annual bonus, if any, payable to you in respect of each of the three fiscal years of the Corporation ending immediately prior to the Triggering Event;

(c)	continuation of the Benefit Plans, as they exist immediately prior to the Triggering Event for a period of twenty-four (24) months after your election to terminate your employment pursuant to paragraph 9.2. or until such time as you acquire comparable alternate benefits, whichever first occurs. Notwithstanding the provisions of paragraph 9.2(c), at your option, on the date of termination, the cost to the Corporation of such Benefit Plans, or any part of the benefits under such Benefit Plans as shall be specified by you, shall be converted to a lump sum amount and shall be paid to you effective immediately; and,

(d)	entitlement to suitable outplacement counselling services selected by the Corporation for which the Corporation shall pay reasonable costs, up to a maximum of 10% of your annual Base Salary in effect immediately prior to your dismissal. Notwithstanding the foregoing provisions of this paragraph 9.2(d), at your option, the cost to the Corporation of such outplacement counselling services shall be converted to a lump sum amount and shall be paid to you immediately.

9.3	The terms and conditions contained in 9.2 shall not apply if the Triggering Event follows a Change in Control which involves the sale of securities or assets of the Corporation with which you are involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase – leaseback financing).

9.4	All termination rights provided for in section 9.2 are conditional upon you electing to exercise such rights by notice given to the Corporation up to six (6) months after the Expiry Date and are exercisable only if you do not resign from your employment with the Corporation or the Subsidiary (other than at the request of the Corporation or the Subsidiary) and do not actively seek alternate employment, in each case for at least 180 days following the date of the Change in Control.

10.	Mitigation. You shall not be required to mitigate the amount of any payments provided for under paragraph 9.1(c) or 9.2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in such paragraph be reduced by any compensation earned by you as a result of employment by another employer after the effective date of termination, or otherwise.

11.	Release. Each of the Corporation and you confirm that the provisions of paragraph 9.1(c) or 9.2 are reasonable and the total amount payable as outlined therein is an amount which has been agreed between them to be payable hereunder and is a reasonable estimate of the damages which will be suffered by you in the event of a termination without Cause and shall not be construed as a penalty. You agree to accept the payment provided for in paragraph 9.1(c) or 9.2 in full satisfaction of any and all claims you have or may have against the Corporation and you agree to release the Corporation with respect to same upon payment of said sum.

12.	Confidential Information. You agree that all right, title and interest in and to the Confidential Information shall remain the exclusive property of the Corporation and the Confidential Information shall be held in trust by you for the benefit of the Corporation and its Subsidiaries. You shall not, directly or indirectly, use or exploit the Confidential Information for any operational, commercial or other purpose whatsoever or in any manner detrimental to the

Corporation or its Subsidiaries or disclose, disseminate, impart or grant access to the Confidential Information to any person for any purpose.

You shall not copy, reproduce in any form or store in any retrieval system or database the Confidential Information without the prior written consent of the Corporation, except for such copies, reproductions and storage as may be reasonably required internally by you for the purpose for which you receive the Confidential Information. You shall return all Confidential Information to the Corporation on the termination of your employment or at any other time as may be requested.

13.	Non-solicitation. You shall not during the term of this Agreement and for a period of twelve (12) months following termination of employment for any reason on your own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone or through or in connection with any Person:

(a)	contact, deal with, pursue, accept, receive or solicit any business from any person who you know to be a prospective, current or former client (a “Client”) of Zemex Industrial or the Corporation for the purpose of selling to the Client any products or services that are the same as or substantially similar to, or in any way competitive with, the products or services sold or intended to be sold by Zemex Industrial or the Corporation, to your knowledge;

(b)	solicit the employment or engagement of or otherwise entice away from the employment of Zemex Industrial or the Corporation or any affiliate any individual who is employed by Zemex Industrial or the Corporation or any affiliate at the relevant time;

(c)	procure or assist any Person to solicit the employment or engagement of or otherwise entice away from the employment of Zemex Industrial or the Corporation or any affiliate any individual who is employed by Zemex Industrial or the Corporation. It is understood, however, that the giving of a reference, whether verbal or written, by you to a potential third party, on behalf of an employee will not constitute a breach of paragraph 13(b).

14.	Survival. Notwithstanding the termination of this Agreement, (a) neither party shall be released from any obligation that accrued prior to the date of termination and more; and (b) each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement and more particularly, but not limited to, paragraphs 9, 12 and 13 hereof.

15.	Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations shall be assignable by either party without the prior written consent of the other party hereto.

16.	Amendment and Waiver. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

17.	Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.

18.	Severability. If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

19.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contemplated herein and supersedes and replaces any provision of any other document heretofore entered into by them with respect to the subject matter of this Agreement, including but not limited to the Supplemental Retirement Plan for key employees dated January 1, 2001 and the Change in Control Agreement dated October 1, 1999.

20.	Independent Legal Advice. You acknowledge that you have been advised to obtain, and that you have obtained or have been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that you understand the nature and consequences of this Agreement.

21.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

22.	Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

     If the foregoing correctly sets forth your understanding with respect to your employment by the Corporation in the capacity of President, Zemex Industrial, please so indicate by signing where indicated below.

ZEMEX CORPORATION

	By:	/s/ Richard L. Lister

Authorized Signing Officer

AGREED AND ACCEPTED
as of the date first written above

/s/ Peter J. Goodwin

Peter Goodwin

SCHEDULE “A”

Definitions

     In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed thereto in the Securities Act (Ontario).

“Benefit Plans” shall mean the employee benefit plans for senior management of Zemex Industrial resident in the United States which shall include: participation in the group insurance benefit program, a golf club membership, a company car, participation in the stock purchase plan, and the Stock Option Plan and a cell phone. It is understood and agreed that the Benefit Plans may be amended by the Corporation from time to time.

“Board” shall mean the board of directors of the Corporation.

“Business Day” means a day other than a Saturday, Sunday, statutory holiday or other day on which banks are generally closed in Georgia.

“Cause” shall mean any act or omission by you which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an Executive.

“Change of Control” means a transaction or series of transactions whereby directly or indirectly:

(i)	any person or combination of persons (other than Dundee Bancorp Inc. or any affiliate thereof) acting jointly or in concert obtains a sufficient number of securities of the Corporation to affect materially the control of the Corporation;

(ii)	if the Executive is primarily employed by the Corporation, the Corporation shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, any other person (other than a Subsidiary of the Corporation) or any other person (other than a Subsidiary of the Corporation) shall consolidate or merge with or into, or amalgamate with or enter into a statutory arrangement with, the Corporation, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Corporation or any other person or for cash or any other property;

(iii)	if the Executive is primarily employed by the Corporation, the Corporation shall be liquidated or dissolved or shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its Subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Corporation and its Subsidiaries as at the end of the most recently completed financial year of the Corporation or (B) which during the most recently completed financial year of the Corporation generated, or during the then current financial year of the Corporation are expected to generate, more than 50% of the consolidated operating income or cash flow of the Corporation and its subsidiaries, to any other person or persons (other than the Corporation or one or more of its Subsidiaries);

(iv)	if the Executive is primarily employed by a Subsidiary, the Subsidiary shall be liquidated or dissolved or shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Subsidiary and its subsidiaries as at the end of the most recently completed financial year of the Subsidiary or (B) which during the most recently completed financial year of the Subsidiary generated, or during the then current financial year of the Subsidiary are expected to generate, more than 50% of the consolidated operating income or cash flow of the Subsidiary and its subsidiaries, to any other person or persons (other than the Corporation, the Subsidiary or one or more of its subsidiaries);

(v)	if the Executive is primarily employed by the Corporation, the Corporation shall issue common shares from the treasury of the Corporation to any person or company other than Dundee Bancorp Inc. or any affiliate thereof in a sufficient number to affect materially the control of the Corporation;

(vi)	if the Executive is primarily employed by a Subsidiary, (A) a transfer of shares of the Subsidiary or (B) the issue of treasury shares of the Subsidiary, in either case having the result that any person or combination of persons acting jointly or in concert beneficially owns shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 49.9% or more of the votes attaching to all shares of the Subsidiary which may be cast to elect directors of the Subsidiary;

(vii)	the Incumbent Directors cease to represent a majority of the members of the Board of Directors.

for the purposes of (i) and (v) above, a person or combination of persons acting jointly or in concert or beneficially owning common shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 20% or more of the votes attaching to all shares of the Corporation which may be cast to elect directors of the Corporation, (the “Voting Shares”) shall be deemed to be in a position to affect materially the control of the Corporation.

“Confidential Information” means non-public information not generally known about the Corporation and/or its Subsidiaries, which the Corporation and/or any of its Subsidiaries desires to protect and keep secret and confidential (including information and trade secrets conceived, originated, discovered or developed by the officers, executives or consultants either employed by or retained by the Corporation or its Subsidiaries) concerning the business and affairs of the Corporation and/or its Subsidiaries including, without limitation:

(a)	knowledge of all business or financial opportunities which are or may be available to the Corporation and/or its Subsidiaries;

(b)	all inventions and product enhancements and developments; or

(c)	the present and contemplated plans, strategies, costs, prices, systems, pricing policies and financial information used by the Corporation or its affiliates in connection with its business and client lists and information concerning the customers of the Corporation and/or its Subsidiaries, their names, addresses, needs and preferences.

It is understood, however, that Confidential Information shall not include Confidential Information that becomes part of the public domain by publication or otherwise, not due to any unauthorized act or omission by you.

“Disability” shall mean your inability to substantially fulfil your duties on behalf of the Corporation such that you have been approved for long term disability benefits pursuant to the Corporation’s long term disability plan.

“Expiry Date” means thirty months after a Change in Control occurs.

“Incumbent Directors” means the members of the Board holding office at the Effective Date and any additional directors appointed by or with the consent of a majority of the Incumbent Directors.

“Options” means those options granted to the Executive pursuant to the Stock Option Plan.

“Stock Option Plan” means the Corporation’s stock option plan as the same is in effect at any relevant time.

“Subsidiary” shall have the meaning ascribed thereto in the Securities Act (Ontario) and for greater certainty shall include Zemex Industrial Minerals.

“Triggering Event” means any one of the following events which occurs without the express or original agreement of the Executive:

(i)	an adverse change in any of the duties, rights, discretion, salary or benefits of the Executive as they exist at the date of this Agreement; or

(ii)	a diminution of the title of the Executive as it exists at the date of this Agreement; or

(iii)	a change in the person or body to whom the Executive reports at the date of this Agreement, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business; or

(iv)	a change in the municipality at which the Executive is regularly required to carry out the terms of this employment with the Corporation at the date of this Agreement unless the Executive’s terms of employment include the obligation to receive geographic transfers from time to time in the normal course of business.

SCHEDULE “B”
SUPPLEMENTAL PENSION AGREEMENT

MEMORANDUM OF AGREEMENT entered into at Toronto, Ontario on the 29th day of October, 2002.

This document constitutes the Supplemental Pension Agreement (“SPA”) between Peter Goodwin (the “Executive”) and Zemex Corporation or any successor corporation, whether by amalgamation, merger or otherwise (the “Employer”).

1.	Purpose of the Agreement

The purpose of this SPA is to provide the Executive with an incentive to remain in the employ of the Employer and to reward the Executive for his valuable service with the Employer.

2.	Definitions

(a)	“Best Average Earnings” means the annual average of the Executive’s Earnings during the three (3) calendar years in which such Earnings are highest and, for purposes of such calculation, the Executive’s final calendar year of employment shall be treated as a full year.

(b)	“Commuted Value” shall mean in relation to Supplemental Pension Benefits that the Executive has a present or future entitlement to receive, the actuarial present value of those benefits or the money representing that value.

(c)	“Earnings” shall mean the Base Salary paid by the Employer to the Executive for work done or services rendered which shall exclude bonuses.

(d)	“Normal Retirement Date” shall mean the first day of the month coincident with or following the Executive’s 65th birthday.

(e)	“Pension Plan” means the pension plan of Zemex U.S. Corporation.

(f)	“Pensionable Service” shall mean the number of years (completed months count as a fraction thereof) of the Executive’s continuous employment with the Employer.

(g)	“Spouse” means, in relation to the Executive, a man or woman who at the earlier of the date of the commencement of the Supplemental Pension Benefit and the date of the Executive’s death:

(a)	is married to the Executive, or

(b)	is not married to the Executive but is living together with the Executive in a conjugal relationship,

(i)	continuously for a period of not less than three years or,

(ii)	is in a relationship of some permanence, if they are the natural or adoptive parents of a child, both as defined in the Family Law Act.

(h)	“Supplemental Pension Benefit” means the amount payable to the Executive or his Spouse pursuant to the terms of this SPA.

(i)	“Vesting Rate” shall mean 2.5%.

3.	Administration of the SPA

The Employer shall administer this SPA. The Employer shall have full authority to determine all questions arising in connection with the SPA, including its interpretation, adoption of procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as the Employer may deem advisable to assist in the administration of the SPA. Decisions of the Employer shall be conclusive and binding on all persons.

4.	Amount of Supplemental Pension Benefit

The Employer shall pay to the Executive, in equal monthly instalments, upon retirement at his Normal Retirement Date, a Supplemental Pension Benefit the annual amount of which is calculated as (a) minus (b) where (a) equals 2 1/2% of the Executive’s Best Average Earnings times the Executive’s Pensionable Service, and (b) equals the annual amount payable to the Executive from the Pension Plan in the normal form.

5.	Normal Form of Payment

(a)	The normal form of the Supplemental Pension Benefit payable hereunder to the Executive if he has a Spouse shall be an income payable for the joint lives of the Executive and his Spouse, and upon his death 60% of such income shall be payable to his Spouse throughout the Spouse’s lifetime and shall not cease upon remarriage.

(b)	The normal form of the Supplemental Pension Benefit payable hereunder to the Executive if he does not have a Spouse shall be an income payable to the retired Executive for life.

6.	Payment of Early Retirement

With the consent of the Employer, the Executive may elect to retire while in the service of the Employer between age 60 to age 62. Employer consent shall not be required for early retirement after age 62. Upon retirement in accordance with this Section 6, the Executive shall be entitled to receive a Supplemental Pension Benefit calculated in accordance with Section 4 hereof, based on his Best Average Earnings and Pensionable Service at his date of early retirement.

7.	Payment on Death Prior to Retirement

In the event that the Executive dies prior to retirement and has a Spouse on the date of his death, there shall be payable to his Spouse a monthly Supplemental Pension Benefit equal to 1/12 of 60% of the annual amount determined in accordance with Section 4, calculated assuming that Pensionable Service would be determined as of the date of death.

8.	Payment on Termination

(a)	In the event of voluntary termination of employment of the Executive, he shall be entitled to receive in equal monthly instalments a deferred Supplemental Pension Benefit commencing at his Normal Retirement Date in an amount equal to his Vesting Rate times his Best Average Earnings multiplied by his Pensionable Service, less any retirement benefit payable from the Pension Plan. In no event shall the Supplemental Pension Benefit calculated under this Section 8(a) exceed sixty percent (60%) of the Executive’s Best Average Earnings at the date of termination of employment.

(b)	In the event of involuntary termination of employment of the Executive by the Employer (including an involuntary termination pursuant to Section 9.2 of the employment agreement, and subject to Sections 9.3 and 9.4 of the agreement) for other than Cause (as defined in the Executive’s written employment agreement), he shall be entitled to receive in equal monthly instalments, a deferred monthly Supplemental Pension Benefit commencing at his Normal Retirement Date in an amount equal to his Vesting Rate times his Best Average Earnings multiplied by his Pensionable Service, less any retirement benefit payable from the Pension Plan. For purposes of this Section 8(b), Pensionable Service shall not include any Notice Period (as defined in the Executive’s Employment Agreement). In no event shall the Supplemental Pension Benefit calculated under this Section 8(b) exceed sixty percent (60%) of the Executive’s Best Average Earnings at the date of termination of employment.

9.	Security

(a)	The Employer shall adequately fund the Supplemental Pension Benefits or, with the prior agreement of the Employee, provide adequate security to ensure the payment of those Supplemental Pension Benefits (as and when they become payable) at the time of a Change of Control of the Corporation and the Corporation or the successor to the Corporation following a Change of Control, (“Successor”) as the case may be, shall, at least once every 3 years thereafter provide such additional funding or, with the prior agreement of the Employee, provide such additional security as may be required to ensure the payment of the Supplemental Pension Benefits (as and when they become payable).

(b)	For the purposes of this Section 9, the adequacy, nature and extent of the funding and security required to be provided by the Corporation or the Successor in respect of the Supplemental Pension Benefits shall collectively, be sufficient to ensure the payment of all Supplemental Pension Benefits (as when they become payable):

(i)	by a bank, trust company, or life insurance company that carries on business in Canada and deals at arm’s length with the Corporation or the Successor within the meaning of the Tax Act;

(ii)	in priority to any right, entitlement or interest of, or claim by, the Corporation, any other corporation that is an affiliate of the Corporation or any Person (other than the Employee under this Agreement) in, to or in respect of such funding or security (or the proceeds thereof), and,

(iii)	without requiring any funding or security to be provided by the Corporation or the Successor in addition to the funding or security provided for at the time of the actuarial calculation or requiring any claim, proceeding or other recourse to be made, brought or sought against the Corporation or the Successor.

For the purposes of this Section 9(b), the adequacy of the funding and security shall be such as may be reasonably calculated by a licensed and/or certified actuary, designated by the Corporation or the Successor, using reasonable actuarial methods and assumptions to ensure the payment of the Supplemental Pension Benefits in the event of a default by the Corporation or the Successor of its obligations under this Agreement.

(c)	Following a Change of Control, the Corporation or the Successor shall give notice in writing to the Employee or, where the Employee is not then alive, to the person entitled to receive the Supplemental Pension Benefits of any funding or security provided by it from time to time to ensure payment of the Supplemental Pension Benefits, such notice to be given within thirty (30) days after such funding or such security has been provided and to contain such information as may reasonably be required to evaluate the adequacy of such funding or security.

(d)	For greater certainty, if the Corporation should fail to obtain the assumption of this Agreement by the Successor then the Corporation shall, in a manner acceptable to the Corporation and the Employee acting reasonably, take measures to provide for the Supplemental Pension Benefits consistent with the requirements of paragraph 2 herein.

10.	General Provisions

(a)	Nothing contained herein shall constitute an agreement or undertaking by the Executive to remain in the employment of the Employer for any specific period, nor an undertaking by the Employer to employ the Executive for any specific period. The length of the Executive’s employment by the Employer shall be subject to such distinct and separate mutual agreements as the Executive and the Employer may make from time to time.

(b)	The definition of Change of Control in this SPA shall have the same meaning as ascribed to such term in Schedule “A” to the employment agreement dated October 29, 2002 between the parties.

(c)	This Agreement may be amended or terminated in whole or in part by written agreement of both parties to the Agreement.

(d)	Nothing herein requires, with the exception of the provisions contained in paragraph 9 herein, the Employer to establish any fund or otherwise provide security for any of the benefits to be provided under this SPA.

(e)	The payment of pension or other benefits under this SPA shall be in the lawful currency of the United States.

IN WITNESS WHEREOF the parties hereto have executed this Agreement at the place and as of the date first mentioned above.

/s/ John L. Dentzer	/s/ Peter J. Goodwin

Witness	Peter Goodwin

ZEMEX CORPORATION

	By:	/s/ Richard L. Lister

Authorized Signing Officer